NEWS RELEASE

FOR IMMEDIATE RELEASE
HOUSTON and LONDON, April 30, 2021

LyondellBasell Reports First Quarter 2021 Earnings

First Quarter 2021 Highlights
•Strong demand and tight markets drove margin improvements
•Net Income: $1.1 billion
•Diluted earnings per share: $3.18 per share
•EBITDA: $1.6 billion; Highest quarterly EBITDA for O&P-Americas since 2015 and O&P-EAI since 2018
•Repaid $500 million of debt in January
•Newly-formed Louisiana joint venture contributed $130 million in EBITDA
•Finalized agreement to form a propylene oxide joint venture in China with Sinopec
•Launched Circulen suite of polymers enabling customers to improve the sustainability of consumer products

Comparisons with the prior quarter and first quarter 2020 are available in the following table:
Table 1 - Earnings Summary

Millions of U.S. dollars (except share data)	Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020
Sales and other operating revenues	$9,082	$7,937	$7,494
Net income	1,070	855	144
Diluted earnings per share	3.18	2.55	0.42
Weighted average diluted share count	334	334	334
EBITDA (a)	1,585	1,413	646

Excluding LCM1

Net income	$1,070	$736	$495
Diluted earnings per share	3.18	2.19	1.47
LCM (benefits) charges, pre-tax	—	(147)	419
EBITDA	1,585	1,266	1,065

(a) See the end of this release for an explanation of the Company’s use of EBITDA and Table 9 for reconciliations of net income to EBITDA.

________________________
1 LCM stands for “lower of cost or market.” An explanation of LCM and why we have excluded it from certain financial information can be found under “Information Related to Financial Measures.”

LyondellBasell Industries (NYSE: LYB) today announced net income for the first quarter 2021 of $1.1 billion, or $3.18 per share. First quarter 2021 EBITDA was $1.6 billion.

“First quarter performance built upon the economic momentum we saw toward the end of last year. We experienced persistently strong consumer-driven demand, recovery in durable goods markets and industry supply constraints, which enabled price increases and drove margin improvements for many of our products. During February, unusually cold weather and related power outages impacted operations in our industry across the state of Texas and reduced our production volumes. In March we achieved the first full quarter of results for our newly-formed Louisiana joint venture. We benefited from the increased geographic diversity of our portfolio as the Louisiana ethylene cracker operated continuously when most Texas assets were down due to the cold weather. Tight markets and strong demand drove margin improvements in both of our Olefins and Polyolefins segments as well as most of the businesses in our Intermediates and Derivatives segment. Higher demand from automotive and other non-durable markets increased volumes for our Advanced Polymer Solutions segment while margins compressed due to rapidly rising raw material costs. As the industry enters the second quarter with very low inventory levels, we expect these favorable market conditions will persist as production returns,” said Bob Patel, LyondellBasell CEO.

“Amidst a rapidly recovering global economy and improving market conditions, we remained focused on advancing the circular economy and the sustainable solutions we offer customers. Over the past two years, we expanded our mechanical recycling manufacturing capacity in Europe through our Quality Circular Polymers joint venture with SUEZ and also commercialized polyethylene and polypropylene products made with renewable bio-based feedstocks. We are advancing LyondellBasell's proprietary catalyzed pyrolysis technology at our MoReTec molecular recycling pilot facility in Italy with the goal of eventually bringing this potentially game-changing technology to commercial scale. In April we launched a suite of products under the brand name Circulen that enables brand owners to improve the sustainability of their consumer products,” said Patel.

OUTLOOK

“LyondellBasell is emerging stronger from the pandemic and the associated global recession. With no significant planned maintenance for our assets during the second quarter, we plan to operate at nearly full capacity worldwide to meet robust demand that is expected to persist due to low inventories and maintenance downtime across our industry. Strong North American integrated polyethylene margins are anticipated to continue as U.S. producers seek to fulfill domestic order backlogs, rebuild inventories and serve export demand. During the second half of 2021, increased mobility should drive higher demand for gasoline and jet fuel, improving margins for our Refining and Oxyfuels & Related Products businesses. We also expect that moderating feedstock costs will increase second quarter margins for our Advanced Polymer Solutions segment.”

“We believe that our recent value-driven growth investments should enable LyondellBasell to establish new benchmarks for the profitability of our company over the coming years. With an improving outlook for cash generation, we remain committed to further strengthening our investment grade balance sheet through deleveraging. In both January and April, we repaid $500 million of outstanding debt for a total of $1 billion year to date with more debt reduction planned for the remainder of 2021. By extending our robust track record of cash generation and fortifying our balance sheet, we are emerging stronger, building upon our current momentum and continuing to capture opportunities through business cycles,” Patel said.

LYONDELLBASELL BUSINESS RESULTS DISCUSSION BY REPORTING SEGMENT
LyondellBasell manages operations through six operating segments: 1) Olefins and Polyolefins - Americas; 2) Olefins and Polyolefins - Europe, Asia and International; 3) Intermediates and Derivatives; 4) Advanced Polymer Solutions; 5) Refining; and 6) Technology.

Comments and analysis represent underlying business activity and are exclusive of LCM.

Olefins & Polyolefins - Americas (O&P-Americas) - Our O&P-Americas segment produces and markets Olefins & Co-products, polyethylene and polypropylene.

Table 2 - O&P-Americas Financial Overview

Millions of U.S. dollars	Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020
Operating income	$687	$516	$238
EBITDA	867	722	366
LCM charges, pre-tax	—	—	111
EBITDA excluding LCM	867	722	477

Three months ended March 31, 2021 versus three months ended December 31, 2020 - EBITDA increased $145 million versus the fourth quarter 2020. Compared to the prior period, olefins results increased about $155 million driven by an increase in margins partially offset by lower volumes. Margins improved primarily due to increases in the price of ethylene and propylene outpacing higher feedstock and utility costs. Volumes decreased driven by the downtime in Texas due to the weather events, partially offset by a full quarter of Louisiana joint venture volumes. Polyolefins results decreased approximately $15 million due to lower polyethylene margin partially offset by higher polypropylene margin and increased polyethylene volume. Polyethylene volume increased driven by a full quarter of contribution from our Louisiana joint venture partially offset by volume lost during the weather events. Results from our Louisiana joint venture are embedded in the segment's olefins and polyethylene profitability and are not reflected in equity income.

Three months ended March 31, 2021 versus three months ended March 31, 2020 - EBITDA increased $390 million versus the first quarter 2020, excluding a favorable variance of $111 million due to a first quarter 2020 LCM inventory charge. Compared with the prior period, olefins results increased about $330 million driven by increases in ethylene margins primarily due to higher ethylene and propylene pricing outpacing increases in feedstock costs. Polyolefin results increased $30 million due to higher polypropylene margin and higher polyethylene volume partially offset by lower polyethylene margin. Polyethylene volume increased due to a full quarter of contribution from the Louisiana joint venture partially offset by a decline in production during the Texas weather events. Joint venture equity income increased approximately $30 million due to higher volumes and margins at our polypropylene joint venture in Mexico, Indelpro.

Olefins & Polyolefins - Europe, Asia, International (O&P-EAI) - Our O&P-EAI segment produces and markets Olefins and Co-products, polyethylene and polypropylene.

Table 3 - O&P-EAI Financial Overview

Millions of U.S. dollars	Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020
Operating income	$259	$144	$135
EBITDA	412	304	189
LCM (benefits) charges, pre-tax	—	(53)	36
EBITDA excluding LCM	412	251	225

Three months ended March 31, 2021 versus three months ended December 31, 2020 - EBITDA increased $161 million versus the fourth quarter 2020, excluding an unfavorable variance of $53 million due to LCM inventory benefits in the fourth quarter. The prior quarter included a last-in, first out (LIFO) inventory valuation benefit of approximately $20 million that did not recur in the first quarter. Compared to the prior period, olefins results increased $30 million due to increased margins and volumes. Margins increased driven by higher ethylene prices and lower fixed costs partially offset by higher feedstock costs. Volumes increased due to robust demand and improved operating rates. Combined polyolefins results increased about $150 million due to strong demand driving higher polyethylene and polypropylene price spreads over monomer.

Three months ended March 31, 2021 versus three months ended March 31, 2020 - EBITDA increased $187 million versus the first quarter 2020, excluding a favorable variance of $36 million due to a first quarter 2020 LCM inventory charge. First quarter 2021 results benefited approximately $20 million due to an increase in the euro versus the U.S. dollar exchange rate relative to the first quarter 2020. Compared to the prior period, olefins results decreased approximately $95 million due to lower margins driven by higher feedstock costs. Combined polyolefins results increased about $170 million due to higher polyethylene and polypropylene price spreads over monomer driven by strong demand. Joint venture equity income increased approximately $100 million due to higher margins associated with increased polyolefin demand.

Intermediates & Derivatives (I&D) - Our I&D segment produces and markets Propylene Oxide & Derivatives, Oxyfuels & Related Products and Intermediate Chemicals, such as styrene monomer, acetyls, ethylene oxide and ethylene glycol.

Table 4 - I&D Financial Overview

Millions of U.S. dollars	Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020
Operating income	$88	$166	$131
EBITDA	182	262	203
LCM (benefits) charges, pre-tax	—	(66)	78
EBITDA excluding LCM	182	196	281

Three months ended March 31, 2021 versus three months ended December 31, 2020 - EBITDA decreased $14 million versus the fourth quarter 2020, excluding an unfavorable variance of $66 million due to LCM inventory benefits in the fourth quarter. First quarter results increased approximately $50 million due to LIFO inventory valuation charges in the fourth quarter. Compared to the prior period, Propylene Oxide & Derivatives results decreased approximately $35 million due to lower volumes driven by Texas weather events and planned maintenance partially offset by higher margins due to tight market supply. Intermediate Chemicals results decreased about $55 million primarily due to a decrease in volumes driven by the weather events. Oxyfuels & Related Products results increased approximately $25 million with higher margins benefiting from improving gasoline prices partially offset by lower volumes.

Three months ended March 31, 2021 versus three months ended March 31, 2020 - EBITDA decreased $99 million versus the first quarter 2020, excluding a favorable variance of $78 million due to LCM inventory charges in the first quarter 2020. First quarter 2021 results benefited approximately $10 million due to an increase in the euro versus the U.S. dollar exchange rate relative to the first quarter 2020. Compared with the prior period, Propylene Oxide & Derivatives results decreased about $25 million due to lower volumes driven by the weather events and planned maintenance partially offset by higher margins due to tight market supply. Intermediate Chemicals results decreased approximately $20 million due to lower margins driven by higher feedstock costs and lower volumes. Oxyfuels & Related Products results decreased approximately $70 million driven by lower margins and volumes. Volumes were lower driven by weather events and lower gasoline demand. Equity income increased more than $10 million due to improved results at our joint venture in China.

Advanced Polymer Solutions (APS) - Our Advanced Polymer Solutions segment produces and markets in two lines of business: Compounding & Solutions and Advanced Polymers. Compounding & Solutions includes polypropylene compounds, engineered plastics, masterbatches, engineered composites, colors and powders. Advanced Polymers consists of Catalloy and polybutene-1.

Table 5 - Advanced Polymer Solutions Financial Overview

Millions of U.S. dollars	Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020
Operating income	$104	$123	$70
EBITDA	135	152	113
LCM (benefits) charges, pre-tax	—	(26)	2
EBITDA excluding LCM	135	126	115

Three months ended March 31, 2021 versus three months ended December 31, 2020 - EBITDA increased $9 million versus the fourth quarter 2020, excluding an unfavorable variance of $26 million due to LCM inventory benefits in the in the fourth quarter. Compared with the prior period, Compounding & Solutions results were relatively unchanged with higher volumes driven by improved demand offset by lower margins due to elevated feedstock costs. Advanced Polymers results increased approximately $15 million primarily due to higher margins and volumes.

Three months ended March 31, 2021 versus three months ended March 31, 2020 - EBITDA increased $20 million compared to the first quarter 2020, excluding a favorable variance of $2 million due to LCM inventory charges in the first quarter 2020. The prior quarter results included integration costs of approximately $15 million which did not recur in the first quarter 2020. Compared with the prior period, Compounding & Solutions results increased more than $10 million with higher demand in Asia and Europe driving increases in volumes and margins. Advanced Polymers results were relatively unchanged with volume increases offset by margin declines due to increased propylene feedstock prices in North America.

Refining - Our Refining segment produces and markets gasoline and distillates, including diesel fuel, heating oil and jet fuel.

Table 6 - Refining Financial Overview

Millions of U.S. dollars	Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020
Operating loss	$(130)	$(93)	$(314)
EBITDA	(110)	(72)	(272)
LCM (benefits) charges, pre-tax	—	(2)	192
EBITDA excluding LCM	(110)	(74)	(80)

Three months ended March 31, 2021 versus three months ended December 31, 2020 - EBITDA decreased $36 million versus the fourth quarter 2020, excluding an unfavorable variance of $2 million due to LCM inventory benefits in the in the fourth quarter. Margin declined driven by increased costs for renewable identification number credits (RINs), partially offset by an increase in the Maya 2-1-1 industry benchmark crack spread of $5.21 per barrel to $15.32 per barrel. The Houston Refinery operated at 152,000 barrels per day, 62,000 barrels per day lower than prior period driven by the weather events and muted demand for transportation fuels due to the pandemic.

Three months ended March 31, 2021 versus three months ended March 31, 2020 - EBITDA decreased $30 million versus the first quarter 2020, excluding a favorable variance of $192 million due to LCM inventory charges in the first quarter 2020. Margin declined driven by a decrease in the Maya 2-1-1 industry benchmark crack spread of $1.9 per barrel and higher RINs cost. Crude throughput decreased by 74,000 barrels per day due to rate reductions in response to the weather events and lower demand for transportation fuels.

Technology - Our Technology segment develops and licenses chemical and polyolefin process technologies and manufactures and sells polyolefin catalysts.

Table 7 - Technology Financial Overview

Millions of U.S. dollars	Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020
Operating income	$82	$35	$47
EBITDA	94	45	56

Three months ended March 31, 2021 versus three months ended December 31, 2020 - EBITDA increased $49 million compared to the fourth quarter 2020 driven by catalyst results. Catalyst volumes increased driven by customers rebuilding inventories and higher demand in Asia and the Middle East. Catalyst margins increased due to inventory mix.

Three months ended March 31, 2021 versus three months ended March 31, 2020 - EBITDA increased $38 million, versus the first quarter 2020 driven by higher number of licensing revenue milestones and increased catalyst results.

Capital Spending and Cash Balances
Capital expenditures, including growth projects, maintenance turnarounds, catalyst and information technology-related expenditures, were $340 million during the first quarter 2021. Our cash and liquid investment balance was $1.8 billion and there were 334 million common shares outstanding as of March 31, 2021. The company paid dividends of $352 million during the first quarter 2021.

Reconciliations and Additional Information
Quantitative reconciliations of net income, the most comparable GAAP measure, to EBITDA are provided in Table 9 at the end of this release. Additional operating and financial information, including reconciliations of non-GAAP measures, may be found on our website at www.LyondellBasell.com/investorrelations.

CONFERENCE CALL
LyondellBasell will host a conference call April 30 at 11 a.m. EDT. Participants on the call will include Chief Executive Officer Bob Patel, Executive Vice President and Chief Financial Officer Michael McMurray and Head of Investor Relations David Kinney.

The toll-free dial-in number in the U.S. is 1-800-475-8402. A complete listing of toll-free numbers by country is available at www.LyondellBasell.com/teleconference for international callers. The passcode for all numbers is 6934553.

The slides and webcast that accompany the call will be available at www.LyondellBasell.com/earnings.

A replay of the call will be available from 1:00 p.m. EDT April 30 until May 31 at 12:59 a.m. EDT. The replay dial-in numbers are 1-800-944-6417 (U.S.) and 1-203-369-3942 (international). The passcode for each is 36941.

ABOUT LYONDELLBASELL
LyondellBasell (NYSE: LYB) is one of the largest plastics, chemicals and refining companies in the world. Driven by its employees around the globe, LyondellBasell produces materials and products that are key to advancing solutions to modern challenges like enhancing food safety through lightweight and flexible packaging, protecting the purity of water supplies through stronger and more versatile pipes, improving the safety, comfort and fuel efficiency of many of the cars and trucks on the road, and ensuring the safe and effective functionality in electronics and appliances. LyondellBasell sells products into more than 100 countries and is the world's largest producer of polypropylene compounds and the largest licensor of polyolefin technologies.  In 2021, LyondellBasell was named to Fortune magazine's list of the “World's Most Admired Companies” for the fourth consecutive year. More information about LyondellBasell can be found at www.LyondellBasell.com.

FORWARD-LOOKING STATEMENTS
The statements in this presentation relating to matters that are not historical facts are forward-looking statements. These forward-looking statements are based upon assumptions of management of LyondellBasell which are believed to be reasonable at the time made and are subject to significant risks and uncertainties. When used in this presentation, the words “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Actual results could differ materially based on factors including, but not limited to, market conditions, the business cyclicality of the chemical, polymers and refining industries; the availability, cost and price volatility of raw materials and utilities, particularly the cost of oil, natural gas, and associated natural gas liquids; uncertainties related to the extent and duration of the pandemic-related decline in demand, or other impacts due to the COVID-19 pandemic in geographic regions or markets served by us, or where our operations are located, including the risk of prolonged recession; competitive product and pricing pressures; labor conditions; our ability to attract and retain key personnel; operating interruptions (including leaks, explosions, fires, weather-related incidents, mechanical failure, unscheduled downtime, supplier disruptions, labor shortages, strikes, work stoppages or other labor difficulties, transportation interruptions, spills and releases and other environmental risks); the supply/demand balances for our and our joint ventures’ products, and the related effects of industry production capacities and operating rates; our ability to achieve expected cost savings and other synergies; our ability to successfully execute projects and growth strategies; future financial and operating results; benefits and synergies of any proposed transactions; legal and environmental proceedings; tax rulings, consequences or proceedings; technological developments, and our ability to develop new products and process technologies; potential governmental regulatory actions; political unrest and terrorist acts; risks and uncertainties posed by international operations, including foreign currency fluctuations; and our ability to comply with debt covenants and to amend, extend, repay, redeem, service, and reduce our debt. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the “Risk Factors” section of our Form 10-K for the year ended December 31, 2020. which can be found at www.LyondellBasell.com on the Investor Relations page and on the Securities and Exchange Commission’s website at www.sec.gov. There is no assurance that any of the actions, events or results of the forward-looking statements will occur, or if any of them do, what impact they will have on our results of operations or financial condition. Forward-looking statements speak only as of the date they were made and are based on the estimates and opinions of management of LyondellBasell at the time the statements are made. LyondellBasell does not assume any obligation to update forward-looking statements should circumstances or management’s estimates or opinions change, except as required by law.

INFORMATION RELATED TO FINANCIAL MEASURES
This release makes reference to certain non-GAAP financial measures as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended.

We report our financial results in accordance with U.S. generally accepted accounting principles, but believe that certain non-GAAP financial measures, such as EBITDA, net income and diluted EPS exclusive of adjustments for “lower of cost or market” (“LCM”) and impairment, and certain liquidity measures provide useful supplemental information to investors regarding the underlying business trends and performance of the company's ongoing operations and are useful for period-over-period comparisons of such operations. Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with GAAP.

EBITDA, as presented herein, may not be comparable to a similarly titled measure reported by other companies due to differences in the way the measure is calculated. We calculate EBITDA as income from continuing operations plus interest expense (net), provision for (benefit from) income taxes, and depreciation & amortization. EBITDA should not be considered an alternative to profit or operating profit for any period as an indicator of our performance, or as an alternative to operating cash flows as a measure of our liquidity. We also present EBITDA, net income and diluted EPS exclusive of adjustments for (“LCM”) and impairment. LCM is an accounting rule consistent with GAAP related to the valuation of inventory. Our inventories are stated at the lower of cost or market. Cost is determined using the last-in, first-out (“LIFO”) inventory valuation methodology, which means that the most recently incurred costs are charged to cost of sales and inventories are valued at the earliest acquisition costs. Fluctuation in the prices of crude oil, natural gas and correlated products from period to period may result in the recognition of charges to adjust the value of inventory to the lower of cost or market in periods of falling prices and the reversal of those charges in subsequent interim periods as market prices recover. Property, plant and equipment are recorded at historical costs. If it is determined that an asset or asset group’s undiscounted future cash flows will not be sufficient to recover the carrying amount, an impairment charge is recognized to write the asset down to its estimated fair value.

Liquidity is a measure that provides an indicator of value to investors. For purposes of this release, liquidity includes cash and cash equivalents, restricted cash and restricted cash equivalents, short term investments, and availability under our Senior Revolving Credit Facility and our Receivables Facility.

Additional operating and financial information, including reconciliations of non-GAAP measures to the most directly comparable GAAP measure, may be found in Table 9 at the end of this release and on our website at www.LyondellBasell.com/investorrelations.

OTHER FINANCIAL MEASURE PRESENTATION NOTES
This release contains time sensitive information that is accurate only as of the time hereof. Information contained in this release is unaudited and subject to change. LyondellBasell undertakes no obligation to update the information presented herein except to the extent required by law.
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Source: LyondellBasell Industries

Media Contact: Michael Waldron +1 713-309-7575
Investor Contact: David Kinney +1 713-309-7141

Table 8 - Reconciliation of Segment Information to Consolidated Financial Information

	2020					2021
Millions of U.S. Dollars	Q1	Q2	Q3	Q4	Total	Q1
Sales and other operating revenues:
Olefins & Polyolefins - Americas	$1,792	$1,433	$1,840	$2,210	$7,275	$2,859
Olefins & Polyolefins - EAI	2,224	1,702	1,982	2,459	8,367	3,047
Intermediates & Derivatives	1,770	1,157	1,538	1,804	6,269	1,767
Advanced Polymer Solutions	1,096	705	1,004	1,108	3,913	1,270
Refining	1,448	919	1,101	1,259	4,727	1,126
Technology	122	177	193	167	659	165
Other/Eliminations	(958)	(547)	(882)	(1,070)	(3,457)	(1,152)
Continuing operations	$7,494	$5,546	$6,776	$7,937	$27,753	$9,082

Operating income (loss):
Olefins & Polyolefins - Americas	$238	$107	$309	$516	$1,170	$687
Olefins & Polyolefins - EAI	135	81	52	144	412	259
Intermediates & Derivatives	131	24	180	166	501	88
Advanced Polymer Solutions	70	(83)	116	123	226	104
Refining	(314)	116	(733)	(93)	(1,024)	(130)
Technology	47	104	101	35	287	82
Other	(3)	(10)	(2)	2	(13)	(2)
Continuing operations	$304	$339	$23	$893	$1,559	$1,088

Depreciation and amortization:
Olefins & Polyolefins - Americas	$124	$133	$134	$134	$525	$143
Olefins & Polyolefins - EAI	53	53	55	53	214	53
Intermediates & Derivatives	70	74	79	82	305	80
Advanced Polymer Solutions	44	39	40	29	152	28
Refining	42	49	40	21	152	19
Technology	9	8	10	10	37	12
Continuing operations	$342	$356	$358	$329	$1,385	$335

EBITDA:(a)
Olefins & Polyolefins - Americas	$366	$248	$474	$722	$1,810	$867
Olefins & Polyolefins - EAI	189	185	148	304	826	412
Intermediates & Derivatives	203	101	267	262	833	182
Advanced Polymer Solutions	113	(44)	157	152	378	135
Refining	(272)	165	(692)	(72)	(871)	(110)
Technology	56	112	111	45	324	94
Other	(9)	(7)	1	—	(15)	5
Continuing operations	$646	$760	$466	$1,413	$3,285	$1,585

Capital, turnarounds and IT deferred spending:
Olefins & Polyolefins - Americas	$204	$190	$130	$19	$543	$65
Olefins & Polyolefins - EAI	42	34	38	52	166	40
Intermediates & Derivatives	353	305	103	119	880	145
Advanced Polymer Solutions	13	10	18	22	63	20
Refining	16	21	15	11	63	25
Technology	30	26	24	31	111	22
Other	2	2	97	20	121	23
Continuing operations	$660	$588	$425	$274	$1,947	$340

(a) See Table 9 for the reconciliation of net income to EBITDA, including and excluding LCM and impairment.

Table 9 - Reconciliation of Net Income to EBITDA, including and excluding LCM and Impairment
	2020					2021
Millions of U.S. dollars	Q1	Q2	Q3	Q4	Total	Q1
Net income	$144	$314	$114	$855	$1,427	$1,070
add: LCM charges (benefits), after-tax	351	(88)	(133)	(119)	11	—
add: Impairment of long-lived assets, after-tax	—	—	446	—	446	—
Net income excluding LCM and impairment	495	226	427	736	1,884	1,070
less: LCM (charges) benefits, after-tax	(351)	88	133	119	(11)	—
less: Impairment of long-lived assets, after-tax	—	—	(446)	—	(446)	—
Net income	144	314	114	855	1,427	1,070
(Income) loss from discontinued operations, net of tax	(1)	1	—	2	2	2
Income from continuing operations	143	315	114	857	1,429	1,072
Provision for (benefit from) income taxes	75	(32)	(125)	39	(43)	70
Depreciation and amortization	342	356	358	329	1,385	335
Interest expense, net	86	121	119	188	514	108
add: LCM charges (benefits), pre-tax	419	(96)	(160)	(147)	16	—
EBITDA excluding LCM	1,065	664	306	1,266	3,301	1,585
add: Impairment of long-lived assets, pre-tax	—	—	582	—	582	—
EBITDA excluding LCM and impairment	1,065	664	888	1,266	3,883	1,585
less: LCM (charges) benefits, pre-tax	(419)	96	160	147	(16)	—
less: Impairment of long-lived assets, pre-tax	—	—	(582)	—	(582)	—
EBITDA	$646	$760	$466	$1,413	$3,285	$1,585